AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: May 17, 2011	THREAD MASTER GP, LLC

	By:	/s/ Anshuman Dube
Anshuman Dube, Manager

Dated: May 17, 2011	/s/ Anshuman Dube
ANSHUMAN DUBE

Dated: May 17, 2011	/s/ Scott Booth
SCOTT BOOTH